Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, made as of the 8th day of February 2007 or such earlier date that the parties agree (the “Effective date”) (the “Agreement”) by and between GOLDEN STAR RESOURCES LTD. or its nominee (the “Company”) and MR. THOMAS G. MAIR (the “Employee”).
     WHEREAS the Company wishes to have the benefit of the Employee’s services; and
     WHEREAS the Employee wishes to be so employed.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:
1. Employment
(a) The Company shall employ the Employee, and the Employee shall serve in the employ of the Company and render exclusive and full-time services to the Company in such other offices of the Company or its affiliates as may be designated by the Board of Directors or the President and Chief Executive Officer, on the terms and conditions set forth in this Agreement and subject to the direction of the President and Chief Executive Officer. The Employee shall be employed as Senior Vice President and Chief Financial Officer.
(b) The Employee shall not serve as a director, general partner or manager of any other entity without the prior written consent of the Board of Directors.
(c) The Employees principal place of business with respect to his services to the Company shall be the Corporation’s offices in Littleton, Colorado.
(d) The Employee acknowledges that he will be required to travel extensively and perform his duties in other locations and the Employee shall undertake such amount of travel away from his principal place of employment as may reasonably be necessary for the business of the Company.
2. Term of Employment
The Agreement shall become effective on the Effective Date. Unless the Employee’s employment is terminated as provided in Section 5, the term of the Employee’s employment under this Agreement (the “Term”) shall be for one (1) year from the Effective Date. The Term shall be extended automatically for successive one-year periods on each successive anniversary of the Effective Date, unless the Employee or the Company provides written notice to the other at least three (3) months prior to the anniversary of the Effective Date of his or its intention not to extend the Term, in which case the Term shall end on that anniversary of the Effective Date.
If the Company notifies the Employee of its intent not to extend the Term, the Agreement and the Employee’s employment shall be deemed to have been terminated without cause pursuant to Section 5(b)(ii) and the Employee shall be entitled to the payments and other benefits set forth in Section 5(b)(ii).

3. Services
The Employee shall devote his entire business time, best efforts, skills and attention to the Company in fulfilling his duties and responsibilities hereunder faithfully and diligently. The Employee shall assume and perform to the best of his abilities the responsibilities of Senior Vice President and Chief Financial Officer of the Company as well as such other responsibilities as may be assigned to him by the President and Chief Executive Officer of the Company and as are appropriate to the offices he holds. The Employee will engage in no other business or activity for compensation except for the management of his personal investments and any business or activity with respect to which he has received the prior written consent of the Board of Directors. The Employee shall report to the President and Chief Executive Officer.
4. Compensation and Benefits
The Employee shall be entitled to the following benefits:
(a) The Company shall pay to the Employee, and the Employee hereby accepts, a salary (the “Base Salary”) at the rate of U.S.$210,000 per annum. The Employee’s salary may be increased from time to time by the Board of Directors of the Company during the term of the Agreement and, upon any increase; such increased salary shall then become the Base Salary. The Base Salary shall be payable in equal bi-monthly installments in arrears.
(b) The Employee shall be entitled to participate in the Company’s Amended and Restated Stock Option Plan and in any successor option plan. Subject to the approval of the Board of Directors, the number of options to be granted shall be 200,000. The value of each option shall be determined using a Black Scholes valuation.
(c) The Employee shall be entitled to participate in the Company’s Executive Management Performance Bonus Plan and in any successor bonus plan. The target bonus level shall be 40% of Base Salary but this may vary between 0% and 80% depending on results and performance.
(d) The Company shall reimburse the Employee for all reasonable and documented travel, entertainment and other business expenses actually and properly incurred by him in connection to his duties hereunder. The Employee shall render expense accounts requesting reimbursements of his expenses hereunder within a reasonable period of time following such expense and in accordance with such documentation and verification as the President and Chief Executive Officer of the Company may from time to time require.
(e) The Employee shall be entitled to participate in such of the Company’s benefit and deferred compensation plans as are from time to time available to executive officers of the Company, including medical and dental health plans, life and disability insurance plans, supplemental retirement programs and other fringe benefit plans (provided, however, that the Employee’s benefits may be modified or the Employee may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party insurer or other provider relating to participation.

(f) The Employee shall be entitled to participate in any and all applicable group savings or retirement plans, or other fringe benefits of the Company as established by the Company from time to time in which executive officers are eligible to participate, provided that the Employee shall have fulfilled all eligibility requirements for such benefits.
(g) The Employee shall be entitled to four weeks of paid vacation during each year of employment hereunder at such time or times as may be selected by the Employee and approved by the President and Chief Executive Officer, and as are in accordance with the Company’s policies and reasonable operating requirements. The Employee shall be entitled to all public holidays observed by the Golden Star corporate office to a maximum of ten (10) days per annum.
5. Termination
The Agreement and Employee’s employment may be terminated in the following manner. In each case, the Company shall have no obligations to the Employee following termination pursuant to Section 5, other than as set forth in this Agreement and as provided in any benefit plans in which the Employee is a participant at the date of termination.
(a)	Upon Retirement:
(i)	Except as provided otherwise in Section 5(a)(ii), Employee’s employment shall automatically terminate upon the Employee’s sixty-fifth birthday.

(ii)	Upon recommendation from the President and Chief Executive Officer, the Board of Directors may, on or before the Employee’s sixty-fifth birthday and each subsequent birthday, approve the extension of his employment and this Agreement for one year, until his next birthday.

(iii)	At the time of termination, the Employee shall be paid in a lump sum payment all accrued salary, any benefits then due and payable under any plans of the Company in which the Employee is a participant (in accordance with the provisions of the applicable plan), accrued vacation pay and reimbursement of any appropriate business expenses incurred by the Employee in connection with his duties hereunder, all to the effective date of termination (“Accrued Compensation”).
(b)	By the Company:
(i)	For cause, immediately upon notice in writing from the Company to the Employee. For purposes of this Agreement, “cause” shall mean: (1) unless resulting from disability as defined in Section 5(b)(iv), the Employee’s material breach of any terms of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach to the Employee from the Company setting forth with specificity the nature of the breach or, if cure cannot reasonably be effected within such 30-day period, if the Employee does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been fully effected; (2) the Employee’s willful dishonesty towards, fraud upon, crime against, bad faith action with respect to, deliberate or attempted injury to, or gross misconduct or material noncompliance with the Company’s policies and procedures which is materially injurious to the Company; (3) the Employee’s conviction for any felony crime (whether in connection with the Company’s affairs or otherwise); or (4) the Employee’s failure to comply with any lawful directive of the Board of Directors, the failure to comply with which is stated in such directive to be grounds for termination. At the time of termination, the Company shall pay the Accrued Compensation to the Employee.

(ii)	Without cause, at any time upon the giving of seven days prior written notice by the Company to the Employee or the Company’s election not to extend the Term of the Agreement pursuant to Section 2. The Company shall pay to the Employee in cash or cash equivalent acceptable to the Employee, in a lump sum at the time of termination, Accrued Compensation plus severance compensation (“Twelve Months Severance Compensation”) in an amount equal to 1.0 times the sum of (1) the Employee’s then current Base Salary, (2) the average of the target bonus for the Employee for the current year and the bonus paid to the Employee for the previous year, (3) the amount of employer contributions contributed to the Employee’s account for the most recent plan year before the termination date, under Administaff Retirement Services (ARS) 401k Plan or any successor plan and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year.

(iii)	Immediately and without notice upon the death of the Employee, in which case the Company shall have no further obligation to the Employee’s estate or representatives other than to pay Accrued Compensation up to and including the end of the month in which death occurred.

(iv)	At any time upon 90-day notice in writing from the Company to the Employee, if the Employee shall by reason of disability have failed to perform his duties under the Agreement. During the 90-day notice period, the Employee shall be considered a full-time employee of the Company. The Employee’s disability means his incapacity due to physical or mental illness such that he is unable to perform his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) the concurring opinions of two licensed physicians (one selected by the Company and one by the Employee) or (2) the Employee has failed for any three consecutive months in any calendar year or for six months in the aggregate in any two successive calendar years to have performed substantially all of his duties under this Agreement by reason of physical or mental illness, as determined by the Board of Directors. Any such separation for disability shall be only as not prohibited by the Americans with Disabilities Act. The Company shall pay to the Employee in a lump sum at the time of termination (x) Accrued Compensation, (y) such other payments as may be then due under any disability insurance policy of the Company in accordance with the terms of such policy and (z) payment to the Employee of an amount equal to the cost of COBRA coverage for the Employee to continue to participate in applicable benefit plans for one year.
(c)	By the Employee:

(i)	for material breach of this Agreement by the Company, immediately upon notice in writing from the Employee to the Company, in which case the Employee shall have no further obligation to the Company, and the Company shall make a lump sum payment to the Employee in cash or cash equivalent acceptable to the Employee at the time of termination, of Accrued Compensation plus Twelve Months Severance Compensation. For purposes of this clause, “material breach” shall include:
(aa)	the reduction by the Company of the Employee’s Base Salary or other benefits;

(bb)	the non-payment of compensation and provision of benefits when, as and if due within 10 business days of written notice to the Company by the Employee that such payment was not made when due;

(cc)	the material reduction by the Company of the Employee’s responsibilities or title; and

(dd)	the failure of a successor entity to adopt this Agreement.
(ii)	voluntarily, if Sections 5(b)(i), 5(b)(ii), 5(c)(i) or 6 are not applicable, at any time upon three months’ notice in writing to the Company, in which case the Company shall pay to the Employee in a lump sum at the time of termination Accrued Compensation up to and including the date of termination. The Company may waive the requirement of written notice or the notice period in whole or in part, in which case the Company shall pay to the Employee in a lump sum at the time of termination an amount equal to Accrued Compensation through the date on which termination would have occurred had the notice not been waived.
(d) Upon any termination of employment as set forth in this Section 5 or 6, the Employee shall, unless otherwise advised by the Company, do the following:
(i)	immediately resign all offices held (including directorships, if any) in the Company (and any subsidiary or other affiliated company of the Company and any entity in which Employee holds office at the direction of the Company) and, except as provided in this Agreement, the Employee shall not be entitled to receive any additional severance payment or additional compensation for loss of office or otherwise by reason of the resignation. If the Employee fails to resign as described herein, the Company is irrevocably authorized to appoint any other person in his name and on his behalf to sign any documents or do any things necessary or requisite to give effect to such resignation; and

(ii)	promptly return to the Company all books of account, computer files, maps, records, reports and other documents, materials and property of the Company in the possession or control of the Employee.
(e) All amounts payable in cash or cash equivalent acceptable to Employee under this Section 5 shall, within seven days of termination, at the option of the Company be delivered to the Employee personally or be mailed to the Employee at the address referred to in Section 11(d).

6. Change of Control
     (a) In the event of a Termination Upon a Change in Control, the Company shall immediately pay to the Employee in a lump sum payment Accrued Compensation and Change of Control Severance. For the avoidance of doubt, a Termination Upon a Change of Control shall not constitute a termination under Section 5 of this Agreement, and the Employee shall not be entitled to any payment or benefits under Section 5. The Company shall have no further obligation to the Employee except as provided under this Agreement and in any benefit plans in effect at the date of termination which are applicable to Employee.
     (i) “Termination Upon a Change in Control” shall mean a termination of the Employee without cause within 12 months following a Change in Control (as defined below) or a termination by the Employee for Good Reason within 12 months following a Change in Control.
     (ii) “Good Reason” shall mean any of the following (without the Employee’s express written consent):
     (1) the assignment to the Employee by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, the Employee’s responsibilities immediately prior to a Change in Control;
     (2) a reduction by the Company in the Employee’s compensation or benefits as in effect on the date of a Change in Control;
     (3) any material breach by the Company of any provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach by the Employee to the Company setting forth with specificity the nature of the breach; or
     (4) any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company.
     (iii) A “Change in Control” shall be deemed to have occurred if (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than thirty percent (30%) of the then outstanding voting stock of the Company; or (2) persons who are Incumbent Directors cease to constitute a majority of the Board of Directors; or (3) the stockholders of the Company approve a merger, consolidation or amalgamation of the Company with any other corporation, other than a merger, consolidation or amalgamation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation, or (4) the stockholders approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets in one or a series of related transactions.
     (iv) “Incumbent Director” means any person who serves on the Board of Directors of the Company as of the date of this Agreement and any person who is added to the Board thereafter with the approval of a majority of the persons who are then Incumbent Directors.
     (v) “Change of Control Severance” means an amount equal to (a) two times the sum of (1) the Employee’s Base Salary for the calendar year in which the termination became effective, (2) the average of the target bonus for the Employee for the current calendar year and the bonus paid to the Employee for the previous year, (3) the amount of employer contributions contributed to the Employee’s account for the most recent plan year before the termination date, under Administaff Retirement Services (ARS) 401k Plan or any successor plan, and (4) the amount paid by the Company for welfare benefits on behalf of the Employee for the most recent year, plus (b) a portion of the target bonus for the Employee for the current calendar year which is pro rata to the portion of such year prior to the Employee’s Change of Control Termination.
(b) In the event of a Termination Upon a Change of Control, the Company shall, at its sole expense, provide the Employee with outplacement services, the scope and provider of which shall be selected by the Employee in his sole discretion and the cost of which shall not exceed an amount equal to 10% of the Employee’s then current Base Salary.
7. Acceleration and Vesting of Stock Options
All of the stock options granted to the Employee under the stock option plan of the Company or any of its subsidiary companies shall become immediately exercisable and vested and shall remain exercisable for a period of 12 months from the date of termination of the Employee (a) upon a Change of Control or (b) if after the first anniversary of the Effective Date (i) the Board of Directors of the Company shall fail at any given time to elect the Employee as a Vice-President of the Company or to an executive position possessing comparable duties and responsibilities or (ii) should the Company terminate the Agreement or the employment of the Employee without cause. Notwithstanding any of the foregoing, under no circumstances shall an option remain exercisable for more than 10 years after the date it was granted.
8. Confidentiality and Restrictive Covenant
The Employee acknowledges that as a condition of his employment he is required to maintain the confidentiality of the Company’s confidential and proprietary information and, accordingly, acknowledges that he is a party to and continues to be bound by the Confidentiality and Restrictive Covenant Agreement dated as of February 2, 2007 between the Company and the Employee.
9. Company Policies
The Employee agrees to comply with the written policies of the Company, including the Code of Ethics for Directors, Senior Executive and Financial Officers and other Executive Officers and the Business Conduct and Ethics Policy (including the Insider Trading Policy). The Company shall promptly notify the Employee of any modifications to its policies.

10. Miscellaneous
(a) The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.
(b) Should a court or other body of competent jurisdiction determine that any provision of this Agreement is invalid or unenforceable; such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.
(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws, and each of the parties submits to the non-exclusive jurisdiction of the courts of the State of Colorado.
(d) Any and all notices referred to herein shall be in writing and may be delivered by mail, by facsimile transmission or by hand. Notice shall be deemed given five days after mailing, if mailed in the United States by registered mail, on the date of actual receipt if given by facsimile transmission, or on the date of delivery, if delivered by hand.
Address for mailing, telecopy or delivery by hand shall be as follows:
•	the Employee:
Thomas G. Mair
5263 South Ironton Way
Englewood, CO 80111
e-mail: tgmair@msn.com
•	To the Company:
10901 W. Toller Drive, Suite 300
Littleton CO 80127
UNITED STATES
Attention: President and CEO
Fax: +1-303-830-9094
or such other address as either party may from time to time designate in writing.
(e) The parties hereby agree that any dispute or controversy arising out of or relating to this Agreement, the Employee’s employment with the Company, or the termination or cancellation of that employment or this Agreement, including without limitation any claim by the Employee under any federal, state or local law or statute regarding discrimination in employment, shall be settled by arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the

American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in Denver, Colorado. If such Commercial Arbitration Rules and practices shall conflict with the Colorado Rules of Civil Procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern. Arbitration of any such dispute or controversy shall be a condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable.
Within thirty (30) days after the receipt by one party of a written notice to arbitrate delivered by the other party, the parties shall mutually select the arbitrator. If the parties cannot agree on such arbitrator, the selection of the arbitrator shall be made in accordance with the procedures of the American Arbitration Association.
Awards shall be final and binding on all parties to the extent and in the manner provided by Colorado law. Each award shall expressly entitle the prevailing party to recover such party’s attorneys’ fees and costs, and the award shall specifically allocate such fees and costs between the parties. All awards may be filed by any party with the Clerk of the District Court in the City and County of Denver, Colorado, and an appropriate judgment entered thereon and execution issued therefore. At the election of any party, said award may also be filed, and judgment entered thereon and execution issued therefore, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property.
(f) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee, provided that a deceased Employee’s right to payment hereunder may be assigned by will or the laws of descent and distribution.
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.
(g) This Agreement supersedes any and all prior written and oral employment agreements between the Company and the Employee and, together with the Confidentiality and Restrictive Covenant Agreement between the Company and Employee dated February 2, 2007, represents the entire agreement between the parties and may be amended, modified, superseded, or cancelled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall not affect the right at a later time to enforce the same.
(h) This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(i) All compensation and benefits to the Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
SIGNING PAGE FOLLOWS
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year appearing on page one of this Agreement.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Ted Strickler	/s/ Laura E. Cook

Name:	Ted Strickler	Witness
Title:	Vice President, Human Resources & Administration

/s/ Tom Mair		/s/ Laura E. Cook

Thomas G. Nair		Witness